Exhibit 4.2

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

OF

FORUM ENERGY TECHNOLOGIES, INC.,

A Delaware Corporation

Annex 1	List of Stockholders and Share Ownership

Exhibit A	Form of Adoption Agreement
Exhibit B	Registration Rights

i

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

OF

FORUM ENERGY TECHNOLOGIES, INC.

A Delaware Corporation

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of August 2, 2010, is adopted, executed and agreed to, for good and valuable consideration, by and among Forum Energy Technologies, Inc. a Delaware corporation (the “Company”), and the persons listed as “Stockholders” on the signature pages hereto.

RECITALS

A. The Company was formed as “NuWave Energy Technologies, Inc.” by the filing of that certain Certificate of Incorporation with the Secretary of State of the State of Delaware dated May 10, 2005.

B. The stockholders of the Company prior to the Combination (as defined below) entered into that certain Stockholders Agreement of NuWave Energy Technologies, Inc. dated as of May 31, 2005 (the “Original Agreement”), setting forth their respective rights and obligations in connection with their ownership of shares of Common Stock (as defined below) in the Company.

C. The Company changed its name to Forum Oilfield Technologies, Inc. by the filing of that certain Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware dated October 19, 2005.

D. Pursuant to that certain Combination Agreement dated as of July 16, 2010, the Company, together with Allied Production Services, Inc. (“Allied”), Global Flow Technologies, Inc. (“Global Flow”), Subsea Services International, Inc. (“Subsea”) and Triton Group Holdings LLC (“Triton”) effected a combination of the businesses conducted by such Persons and, in connection with such business combination, certain stockholders or members (as the case may be) of Allied, Global Flow, Subsea and Triton became stockholders of the Company (the “Combination”).

E. In connection with the Combination, the stockholders of each of Allied, Global Flow and Subsea agreed to amend their respective stockholders agreements and the members of Triton agreed to amend the Third Amended and Restated Limited Liability Company Agreement of Triton (each of such former stockholders agreements and the Triton Third Amended and Restated Limited Liability Company Agreement being referred to herein as a “Former Agreement”) so that each such stockholder and member that is receiving Capital Stock under the terms of the Combination became subject to this Agreement in lieu of such Former Agreement (collectively, the “New Stockholders”).

F. In connection with the Combination, the stockholders of the Company immediately prior to the Combination agreed to amend and restate the Original Agreement in the form of this Agreement and set forth their respective rights and obligations and the rights and obligations of the New Stockholders in connection with their ownership of the Capital Stock of the Company.

G. In connection with the Combination, the Company changed its name to Forum Energy Technologies, Inc. by the filing of that certain Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware dated of even date herewith.

H. The Company and the Stockholders desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of Capital Stock (including as may be issued hereafter), and to provide for certain rights and obligations with respect thereto as hereinafter provided.

AGREEMENTS

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. In addition to the terms defined elsewhere herein, when used herein the following terms shall have the meanings indicated:

“Acceptable Securities” means (i) freely tradable common stock traded on a national securities exchange registered under Section 6(a) of the Exchange Act of a Person with a market value of its outstanding common stock owned by non-affiliates in excess of $100,000,000 or (ii) debt securities rated by Standard and Poor’s of BB or better or, if not rated, which the Board believes would be so rated if a rating were requested.

“Accredited Investor” has the meaning set forth for such term in Rule 501 of Regulation D under the Securities Act (but excluding for such purposes Rule 501(a)(4) thereunder), as such rule may be amended, modified or superseded from time to time.

“Acquisition Proposal” has the meaning set forth in Section 2.3(a).

“Adoption Agreement” has the meaning set forth in Section 2.7(a).

“Affiliate” means, with respect to a particular Person, any Person Controlling, Controlled by, or Under Common Control with such Person.

“Agreement” means this Amended and Restated Stockholders Agreement, as it may be amended and restated from time to time.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which banks are authorized or required by Law to close in the city of Houston, Texas.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended or restated from time to time in accordance with its terms.

“Capital Stock” shall mean Common Stock, preferred stock and any other capital stock of the Company, and any Common Stock Equivalents.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State, as may be amended or restated from time to time in accordance with its terms.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stock Equivalents” means (without duplication with any other Common Stock or Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Company” has the meaning set forth in the preamble.

“Company Non-Exercise Event” has the meaning set forth in Section 2.3(b)(ii).

“Company ROFR Acceptance Deadline” has the meaning set forth in Section 2.3(b)(i).

“Company ROFR Acceptance Notice” has the meaning set forth in Section 2.3(b)(i).

“Contractual Management Rights” has the meaning set forth in Section 4.2.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Co-Sale Notice” has the meaning set forth in Section 2.4(b).

“Co-Sale Shares” has the meaning set forth in Section 2.4(a).

“DGCL” means the General Corporation Law of the State of Delaware and any successor statute, as amended from time to time.

“Drag-Along Notice” has the meaning set forth in Section 2.5(b).

“Dragging Stockholders” has the meaning set forth in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean (i) with respect to shares of common stock, the average closing price of the common stock in question for the last five trading days with respect to such securities prior to the date of determination and (ii) with respect to debt securities, the principal amount of such debt securities after giving effect to any discount or premium to par (to the extent such debt securities are traded on a public market and such discount or premium is readily ascertainable).

“Ferris” means John William Ferris, an individual residing in the State of Oklahoma.

“Fully-Diluted Common Stock” means, at any time, the then outstanding Common Stock of the Company plus (without duplication) all shares of Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then outstanding Common Stock Equivalents.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the Forum Energy Technologies, Inc. 2010 Stock Incentive Plan.

“Independent Director” means a director who would qualify as an “independent director” pursuant to Rule 303A.02 of The New York Stock Exchange Listed Company Manual, as such rule may be amended, modified or superseded from time to time.

“Initial Public Offering” means the initial underwritten public offering and sale of Common Stock on a firm commitment basis after which the Common Stock is listed for trading on a national securities exchange registered under Section 6(a) of the Exchange Act.

“Involuntary Transfer” means a Transfer resulting from the death of a Person, the bankruptcy or insolvency of a Person or the termination of the marital relationship of a Person by divorce or another involuntary Transfer occurring by operation of Law which the applicable Stockholder was unable to prevent; provided, however, that any Transfer that would otherwise be permitted pursuant to Section 2.2(a) or Section 2.2(d) shall not be deemed an Involuntary Transfer.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Non-Dragging Stockholders” has the meaning set forth in Section 2.5(a).

“Non-SCF Holder” means any Stockholder other than SCF.

“Original Agreement” has the meaning set forth in the recitals.

“Participation Offer” has the meaning set forth in Section 2.4(b).

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Qualified Public Company” means a Person whose common stock (or depositary receipts or depositary shares related to common stock or similar ordinary shares) is authorized and approved for listing on a national securities exchange registered under Section 6(a) of the Exchange Act.

“Restricted Stock” shall mean any Common Stock granted to employees of the Company or its subsidiaries that at the time of grant was subject to forfeiture restrictions, whether or not such forfeiture provisions have lapsed, and any Common Stock acquired pursuant to the exercise of stock options granted to employees of the Company or its subsidiaries.

“Restriction” has the meaning set forth in Section 5.6(b).

“ROFR Notice” has the meaning set forth in Section 2.3(a).

“ROFR Shares” has the meaning set forth in Section 2.3(a).

“ROFR Transferor” has the meaning set forth in Section 2.3(a).

“SCF” means SCF-V, L.P., a Delaware limited partnership, SCF-VI, L.P., a Delaware limited partnership, and SCF-VII, L.P., a Delaware limited partnership, and if any of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. has Transferred Common Stock or Common Stock Equivalents to one or more of its Affiliates or if any Affiliate of any of SCF-V, L.P., SCF-VI, L.P. or SCF-VII, L.P. has acquired Common Stock or Common Stock Equivalents from the Company, then in any such case such Affiliates. For purposes of this Agreement, the rights and ownership of SCF shall be calculated on an aggregate basis and shall be allocated among the SCF funds in accordance with SCF’s internal procedures and processes.

“SCF Designees” has the meaning set forth in Section 4.1.

“SCF ROFR Acceptance Deadline” has the meaning set forth in Section 2.3(b)(ii).

“SCF ROFR Acceptance Notice” has the meaning set forth in Section 2.3(b)(ii).

“Schmitz Person” means any of (i) John D. Schmitz, (ii) Steve Schmitz, (iii) any descendents of the parents of John D. Schmitz and Steve Schmitz, (iv) a spouse, widow, or widower or any of the foregoing individuals, (v) an organization described in Section 501(c)(3) of the Internal Revenue Code, as amended, (vi) a trust whose sole beneficiaries (other than remote contingent beneficiaries) are one or more of the foregoing individuals or organizations or (vii) an entity owned or otherwise controlled by one or more of the foregoing individuals, organizations and trusts.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Spouse” has the meaning set forth in Section 5.14.

“Stockholder” means each person listed as a “Stockholder” on the signature page hereto, any Person that acquires Common Stock upon exercise of a Warrant and any Person deemed to be a Stockholder pursuant to Section 2.7 hereof.

“Sunray” means Sunray Capital, LP.

“Sunray Holder” means, collectively, Sunray and any Schmitz Person that holds or otherwise controls Common Stock or Common Stock Equivalents.

“Transfer” (including the correlative terms “Transfers,” “Transferring” or “Transferred”) means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law or by merger, consolidation or otherwise), of shares of Capital Stock (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Capital Stock is transferred or shifted to another Person; provided, however, that (a) an exchange, merger, recapitalization, consolidation or reorganization involving the Company in which securities of the Company or any other Person and/or cash are issued in respect of all shares of Capital Stock shall not be deemed a Transfer if all shares of Capital Stock are treated identically in any such transaction (other than (i) differences resulting from the treatment of fractional shares that would otherwise result from such transaction, (ii) differences resulting from any election made by the Stockholders so long as all Stockholders have an equal opportunity to make such an election, (iii) differences in the type (but not approximate value) of consideration received by the Stockholders based upon securities law considerations and/or (iv) differences resulting from treating one class or series of Capital Stock different than any other class or series of Capital Stock) and (b) the exercise of options in accordance with the terms of the Incentive Plan shall not be deemed a Transfer.

“Warrant” means warrants issued by the Company to purchase shares of Common Stock.

1.2 Construction. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

1.3 Stockholders; Capital Stock Subject to Agreement.

(a) The Stockholders of the Company and the number of shares of Capital Stock of the Company held by each are set forth in Annex 1 as such annex may be amended and updated from time to time.

(b) Except as specifically provided otherwise in this Agreement, this Agreement shall extend and apply to all shares of Capital Stock now owned by each of the Stockholders and to all shares of Capital Stock as may hereafter be acquired by any of the Stockholders (including by merger, consolidation or otherwise), whether such shares constitute the separate property or community property of any of the individual Stockholders, and regardless of the capacity in which title to such shares is held or taken. This Agreement shall also apply to all shares of Capital Stock to which the Spouse of any Stockholder is entitled by virtue of any community property or any other Laws.

ARTICLE 2.

TRANSFER RESTRICTIONS

2.1 General Rule. No Stockholder may Transfer all or any shares of its Capital Stock unless expressly permitted by Section 2.2. Any attempted Transfer of all or any shares of Capital Stock, other than in accordance with the terms of this Agreement shall be, and is hereby declared, null and void ab initio. The Stockholders agree that breach of the provisions of this Agreement may cause irreparable injury to the Company and the Stockholders for which monetary damages (or other remedy at Law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (b) the uniqueness of the Company’s business and the relationship among the Stockholders. Accordingly, the Stockholders agree that the provisions of this Agreement may be enforced by specific performance or otherwise in a court of equity. Each party to this Agreement hereby waives any requirements for the securing or posting of a bond with respect to such injunctive relief or remedy of specific performance.

2.2 Exceptions. Notwithstanding Section 2.1 hereof, and in each case subject to compliance with the provisions of Section 2.7 (if applicable in accordance with its terms):

(a) a Non-SCF Holder may Transfer Capital Stock (other than Restricted Stock) to an Affiliate, a family member or any partnership or trust established for the benefit of such Non-SCF Holder or one or more family members; provided, however, that such transferee must be an Accredited Investor;

(b) a Non-SCF Holder may Transfer Capital Stock in accordance with the provisions of Section 2.3 [Right of First Refusal];

(c) a Stockholder may Transfer Capital Stock to any Person in accordance with the provisions of Section 2.4 (if then applicable) [Co-Sale Provisions];

(d) SCF may Transfer Capital Stock to an Affiliate of SCF;

(e) a Stockholder may Transfer Capital Stock in accordance with Section 2.5 [Drag-Along Rights];

(f) subject to compliance with the provisions of Section 2.3(f), if applicable, a Stockholder may make an Involuntary Transfer of Capital Stock;

(g) a Stockholder may Transfer Common Stock in an underwritten public offering that constitutes an Initial Public Offering; and

(h) Ferris may Transfer Common Stock at any time to any Sunray Holder.

Notwithstanding the foregoing, a Stockholder may not Transfer Capital Stock to any Person if such Transfer has as a purpose the avoidance of (or is otherwise undertaken in contemplation of avoiding) the restrictions on Transfer in this Agreement.

2.3 Rights of First Refusal.

(a) Subject to Section 2.6, should any Stockholder desire to effect a Transfer of any shares of its Capital Stock (the “ROFR Shares”) pursuant to a bona fide offer for cash or Acceptable Securities from another Person (an “Acquisition Proposal”), such Stockholder (the “ROFR Transferor”) shall promptly give notice (the “ROFR Notice”) thereof to the Company and SCF. The ROFR Notice shall set forth the following information in respect of the proposed Transfer: (i) the name and address of the prospective acquiror, (ii) each Person that Controls the prospective acquiror, (iii) the number and type of ROFR Shares and (iv) the purchase price. The consideration for any Transfer under this Section 2.3 must be cash and/or Acceptable Securities only.

(b)(i) The Company shall have an optional preferential right, for a period of 20 days after the receipt by the Company of the ROFR Notice (the “Company ROFR Acceptance Deadline”), to acquire from the ROFR Transferor, for the per share purchase price set forth in the ROFR Notice, all (but not less than all) of the ROFR Shares, on the terms set forth in this Section 2.3. Any consideration consisting of Acceptable Securities provided in the Acquisition Proposal shall be valued at its Fair Market Value as of the date of the ROFR Notice, and the Company shall pay the Fair Market Value of such Acceptable Securities in cash as part of the purchase price for the ROFR Shares in the event it exercises its purchase right hereunder. The Company shall promptly determine the Company ROFR Acceptance Deadline upon its receipt of the ROFR Notice and shall promptly (within two Business Days of its receipt of the ROFR Notice) give notice thereof and a copy of the ROFR Notice to the ROFR Transferor and SCF. The Company may exercise its right hereunder by giving written notice (the “Company ROFR Acceptance Notice”) to the ROFR Transferor and SCF, on or before the Company ROFR Acceptance Deadline, of the Company’s election to acquire all (but not less than all) of the ROFR Shares.

(ii) If the Company provides written notice that it will not exercise its right to purchase the ROFR Shares pursuant to Section 2.3(b)(i), or if the 20 day period provided in Section 2.3(b)(i) for the Company’s election thereof expires without any such election (such decline or expiration, the “Company Non-Exercise Event”), then SCF shall have an optional preferential right, for a period of five days after the occurrence of the Company Non-Exercise Event (the “SCF ROFR Acceptance Deadline”), to acquire from the ROFR Transferor, for the per share purchase price set forth in the ROFR Notice, all (but not less than all) of the ROFR Shares, on the terms set forth in this Section 2.3. Any consideration consisting of Acceptable Securities provided in the Acquisition Proposal shall be valued at its Fair Market Value as of the date of the ROFR Notice, and SCF shall pay the Fair Market Value of such Acceptable

Securities in cash as part of the purchase price for the ROFR Shares in the event it exercises its purchase right hereunder. SCF may exercise its right hereunder by giving written notice (the “SCF ROFR Acceptance Notice”) to the ROFR Transferor and to the Company, on or before the SCF ROFR Acceptance Deadline, of SCF’s election to acquire all (but not less than all) of the ROFR Shares.

(c) The closing of the sale of the ROFR Shares to the Company pursuant to Section 2.3(b)(i) or to SCF pursuant to Section 2.3(b)(ii) shall be at 9:00 a.m. on the 15th Business Day following the Company ROFR Acceptance Deadline or the SCF ROFR Acceptance Deadline, as applicable, at the Company’s principal office, subject to any delay in the closing provided for below, unless the ROFR Transferor and the Company or SCF, whichever is the purchaser, otherwise agree. The Company, the ROFR Transferor and SCF shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the expiration of any required waiting periods under the HSR Act and the obtaining of all necessary governmental approvals. At the closing of any purchase of the ROFR Shares by the Company or SCF, (i) the consideration to be paid in accordance with Section 2.3(b)(i) or Section 2.3(b)(ii), as applicable, of this Agreement shall be delivered by the Company or SCF, as applicable, to the ROFR Transferor, (ii) if the Company purchases the ROFR Shares pursuant to Section 2.3(b)(i), the ROFR Transferor shall deliver to the Company certificates representing the ROFR Shares so purchased, accompanied by duly executed stock transfer powers transferring such ROFR Shares to the Company, free and clear of all liens, encumbrances and adverse claims with respect thereto except for any encumbrances established herein, and (iii) if SCF purchases the ROFR Shares pursuant to Section 2.3(b)(ii), the ROFR Transferor shall deliver to SCF certificates representing the ROFR Shares so purchased, accompanied by duly executed stock transfer powers transferring such ROFR Shares to SCF, free and clear of all liens, encumbrances and adverse claims with respect thereto except for any encumbrances established herein. The ROFR Transferor shall not be required to make any representations or warranties in connection with any Transfer of ROFR Shares to the Company or SCF, as applicable, pursuant to this Section 2.3 other than representations and warranties as to (and the ROFR Transferor shall execute an agreement for the benefit of the Company or SCF, as applicable, providing for representations and warranties as to) (A) such ROFR Transferor’s ownership of the ROFR Shares to be Transferred free and clear of all liens, claims and other encumbrances other than those arising under this Agreement, the Certificate of Incorporation or the Bylaws, (B) such ROFR Transferor’s power and authority to effect such Transfer and (C) such matters pertaining to compliance with applicable Law (including securities Laws) as the Company (and SCF, if SCF is the purchaser pursuant to Section 2.3(b)(ii)) may reasonably require. The ROFR Transferor will promptly perform, whether before or after any such closing, such additional acts (including executing and delivering additional documents) as are reasonably required by the Company or SCF, as applicable, to effect more fully the transactions contemplated by this Section 2.3.

(d) If, in connection with any Transfer under this Section 2.3, any record date for a distribution on the Capital Stock subject to the ROFR Notice occurs on or after the date the ROFR Transferor gives the ROFR Notice but prior to the closing of the purchase of any shares of Capital Stock by the Company or SCF, as applicable, pursuant to this Section 2.3, then the Company or SCF, as applicable, shall be entitled to receive, unless the ROFR Notice specifically indicated to the contrary, any such distributions or securities, as the case may be, in respect of the Capital Stock that the Company or SCF, as applicable, acquires pursuant to this Section 2.3, and appropriate documentation shall be delivered at the closing by the ROFR Transferor to evidence the right of the Company or SCF, whichever is the purchaser of the ROFR Shares, to receive such distributions or securities.

(e) If, after completion of the foregoing procedures under this Section 2.3, neither the Company nor SCF has subscribed to purchase all of the ROFR Shares, then the ROFR Transferor may, at any time within sixty (60) days after the later to occur of the Company ROFR Acceptance Deadline and, if applicable, the SCF ROFR Acceptance Deadline, Transfer all (but not less than all) of the ROFR Shares, on terms no more favorable to such transferee than those set forth in the ROFR Notice. After the expiration of such sixty (60) day period, the ROFR Transferor may not Transfer any of the ROFR Shares described in the ROFR Notice without complying again with the provisions of this Agreement if and to the extent then applicable.

(f) If a Non-SCF Holder makes an Involuntary Transfer of Capital Stock, such Non-SCF Holder (or his legal representative, executor or transferee, as the case may be) shall promptly notify the Company and SCF in writing of such Involuntary Transfer. Such notice shall constitute a ROFR Notice and the Involuntary Transfer shall be treated as a Transfer for purposes of this Section 2.3, and the provisions provided therein shall apply to such Involuntary Transfer as if it were a Transfer. If such Non-SCF Holder (or his legal representative, executor or transferee, as the case may be) fails to promptly give the required notice of such Involuntary Transfer and if SCF or the Company nevertheless becomes aware of such Involuntary Transfer, the Company shall be entitled, and SCF shall be entitled to request the Company, to give notice to the applicable transferee of its election to acquire such securities at any time after it becomes aware of such Involuntary Transfer at a price equal to the fair market value of such securities as determined in good faith by the Board after taking into account all factors the Board believes to be relevant.

2.4 Co-Sale Provisions.

(a) Subject to Section 2.6, any Transfer for value by SCF of Common Stock (the “Co-Sale Shares”) shall be subject to this Section 2.4 other than (i) any Transfer of shares of Common Stock that does not in the aggregate, when added to all other Transfers by SCF exempted from this Section 2.4 pursuant to this clause (i) in the aggregate, since the date of this Agreement, represent more than 2% of the Fully-Diluted Common Stock as of the date hereof (appropriately adjusted to give effect to any stock splits, stock dividends, combinations or reclassifications of the Common Stock), (ii) any Transfer pursuant to clause (d) of Section 2.2, (iii) any Transfer governed by the provisions of Section 2.5 or (iv) any Transfer in an Initial Public Offering.

(b) In connection with any proposed Transfer that is subject to this Section 2.4, SCF shall give written notice to the Company, and the Company shall promptly give written notice to each other Stockholder (the “Co-Sale Notice”) at least 15 Business Days prior to any proposed Transfer that is subject to this Section 2.4. The Co-Sale Notice shall specify the proposed transferee, whether such proposed transferee is willing to purchase Common Stock then held by the Non-SCF Holders and, if so, the maximum number of shares of Common Stock such proposed transferee is willing to purchase from such Non-SCF Holders, the number of Co-Sale Shares to be Transferred by SCF to such proposed transferee, the amount and type of consideration to be received therefor, the place and date on which the Transfer is expected to be consummated and the terms of the proposed Transfer. The Co-Sale Notice shall include an offer (the “Participation Offer”) by SCF to include in the proposed Transfer on the terms described in paragraph (c) below a number of shares of Common Stock designated by any Non-SCF Holders, not to exceed, in respect of any such Non-SCF Holder, the product of (A) the sum of the aggregate number of Co-Sale Shares to be sold by SCF to the proposed transferee plus the maximum number of shares of Common Stock such proposed transferee is willing to purchase from Non-SCF Holders and (B) a fraction with a numerator equal to the number of shares of Common Stock held by such other Non-SCF Holder and a denominator equal to the number of shares of Common Stock held by SCF and all Non-SCF Holders that elect to Transfer shares pursuant to this Section 2.4. Notwithstanding anything to the contrary herein, if the consideration proposed to be received by SCF includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, if required by the issuer of any such securities, only Non-SCF Holders that are then Accredited Investors may accept the Participation Offer and Transfer shares of Common Stock pursuant to this Section 2.4 unless otherwise agreed to by such issuer; provided, however, that each Stockholder that is not then an Accredited Investor shall be entitled to Transfer to the Company such number of shares of Common Stock that such Stockholder would have been entitled to Transfer pursuant to this Section 2.4 had such Stockholder been an Accredited Investor, and such Stockholder shall be entitled to receive from the Company an equivalent value (as determined in good faith by the Board) in cash to what such Stockholder would have received pursuant to this Section 2.4, subject to any restrictions imposed upon the Company or to which the Company is subject by any agreement to which the Company or any of its subsidiaries is a party or by applicable Law.

(c) Except as set forth herein and in paragraph (b) above, the per share consideration to be received for any shares of Common Stock included in a proposed Transfer hereunder shall be the same per share consideration to be received by SCF as set forth in the Participation Offer. Each Non-SCF Holder who wishes to include shares of Common Stock in the proposed Transfer in accordance with the terms set forth in the Participation Offer shall so notify SCF not more than 10 Business Days after the date of the Co-Sale Notice, failing which such Non-SCF Holder shall not be entitled to participate in the proposed Transfer.

(d) The Participation Offer shall be conditioned upon SCF’s Transfer of Co-Sale Shares pursuant to the transactions contemplated in the Co-Sale Notice with the transferee named therein. If any Non-SCF Holders have accepted the Participation Offer, SCF shall reduce to the extent necessary the number of Co-Sale Shares it otherwise would have Transferred in the proposed Transfer so as to permit Non-SCF Holders who have accepted the Participation Offer to sell the number of shares that they are entitled to sell under this Section 2.4, and SCF and such Non-SCF Holders shall sell the number of shares specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale as set forth in the Co-Sale Notice; provided, however, that if the proposed transferee deals solely with SCF and refuses to purchase from the Non-SCF Holders who have accepted the Participation Offer with respect to the number of shares that they are entitled to sell under this Section 2.4, then (i) SCF shall be entitled to sell up to the number of shares specified in the Participation Offer to the proposed transferee in accordance with the terms of such sale as set forth in the Co-Sale Notice and (ii) SCF shall then purchase from such Non-SCF Holders who have accepted the Participation Offer, on the terms set forth in the Co-Sale Notice, up to the number of shares that they would have been entitled to sell under this Section 2.4 had the proposed transferee purchased such shares directly from Non-SCF Holders in accordance with the terms of this Section 2.4. Any Non-SCF Holder who participates in a Transfer under this Section 2.4 shall not be liable for any transaction costs associated with such a Transfer other than the legal costs incurred by that Non-SCF Holder and, if SCF is obligated to pay selling commissions, then a pro-rata portion of such selling commissions.

(e) Each Non-SCF Holder who Transfers shares of Common Stock pursuant to this Section 2.4 shall not be required to make any representations or warranties for which such Non-SCF Holder would have personal liability in connection with such Transfer other than representations and warranties as to (and SCF and each such Stockholder shall execute an agreement for the benefit of the proposed transferee providing for representations and warranties as to) (i) such Non-SCF Holder’s ownership of the shares of Common Stock to be Transferred free and clear of all liens, claims and other encumbrances other than those arising under this Agreement, the Certificate of Incorporation or the Bylaws, (ii) such Non-SCF Holder’s power and authority to effect such Transfer and (iii) such matters pertaining to compliance with securities Laws as are relevant to determining whether an exemption from registration is available in connection with such Transfer; provided, however, for the avoidance of doubt the parties acknowledge that the consideration to be received by SCF and such Non-SCF Holders may consist of, among other things, an interest in an escrow account, a security or other consideration, the ultimate value of which may be dependent upon, among other things, the accuracy of representations and warranties relating to the Company and its business or the future performance of the Company.

(f) The closing of such purchase by the transferee of the Common Stock of the Non-SCF Holders shall be on the same date that the transferee acquires Co-Sale Shares from SCF; provided that such Non-SCF Holders have been given 10 days’ advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the expiration of any required waiting periods under the HSR Act and the obtaining of all other governmental approvals reasonably deemed necessary by a party to the Transfer.

(g) Each Non-SCF Holder who participates in a Transfer pursuant to this Section 2.4 shall promptly perform, whether before or after any such closing, such additional acts (including executing and delivering additional documents, the terms and conditions of which shall be no more burdensome to such Non-SCF Holder than the terms and conditions of the documents executed by SCF in connection with such Transfer) as are reasonably required to effect more fully the transactions contemplated by this Section 2.4.

(h) If no Non-SCF Holders accept the Participation Offer, SCF may sell not more than the number of shares of Common Stock stated in the Participation Offer to the proposed transferee, at the price and upon terms no more favorable than the terms stated in the Participation Offer, but only if such Transfer shall be completed within 90 days after the delivery of the Participation Offer and if not so completed then the provisions of this Article 2 shall apply to any future Transfer of such shares by SCF.

(i) SCF shall have the right to require the Company to cooperate fully with potential acquirors of Capital Stock of the Company in a prospective transaction pursuant to this Section 2.4 by taking all actions reasonably requested by such Persons or such potential acquirors, including making the Company’s and its subsidiaries’ properties, books and records, and other assets reasonably available for inspection by such potential acquirors and making employees of the Company and its subsidiaries reasonably available for interviews, in each case subject to such confidentiality restrictions or obligations as the Company may reasonably require.

(j) Notwithstanding anything in this Agreement to the contrary, if a Transfer of Capital Stock pursuant to this Section 2.4 is not consummated for whatever reason there shall be no liability on the part of SCF to the holders of Co-Sale Shares or any other Person. The decision to effect a Transfer pursuant to this Section 2.4 by SCF is in the sole and absolute discretion of SCF.

2.5 Drag-Along Rights.

(a) In connection with any Transfer for value (whether by sale, merger or otherwise) of all of the shares of Capital Stock owned by (i) SCF (provided SCF owns 50% or more of the outstanding Common Stock at the time of the Transfer) or (ii) any group of Stockholders (which group includes SCF) that owns 50% or more of the outstanding Common Stock (SCF or such group of Stockholders, the “Dragging Stockholders”), to any Person other than an Affiliate of any of the Dragging Stockholders, the Dragging Stockholders shall have the right to require all of the other Stockholders (the “Non-Dragging Stockholders”) to sell all, but not less than all, of their shares of Common Stock on the terms described in this Section 2.5(b).

(b) In connection with any proposed Transfer subject to this Section 2.5, the Dragging Stockholders shall give written notice to each Non-Dragging Stockholder at least 20 days prior to such Transfer, which notice shall specify the amount of consideration to be received by the Dragging Stockholders for their Capital Stock in connection with such Transfer and the place and date on which the Transfer is expected to be consummated (a “Drag-Along Notice”). The per share consideration to be received by each Non-Dragging Stockholder in a Transfer governed by this Section 2.5 shall be equal to the per share consideration to be received by the Dragging Stockholders as reflected in the Drag-Along Notice.

(c) All Non-Dragging Stockholders shall consent to and raise no objections against a Transfer pursuant to this Section 2.5, and if such Transfer is structured as (i) a merger, share exchange or consolidation of the Company, or a Transfer of all or substantially all of the assets of the Company, each Non-Dragging Stockholder shall vote in favor of such Transfer and shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, share exchange, consolidation or asset sale, or (ii) a Transfer of all the shares of Capital Stock, the Non-Dragging Stockholders shall agree to sell all their shares of Capital Stock which are the subject of such Transfer, on the terms and conditions of such Transfer. The Non-Dragging Stockholders shall promptly take all necessary and desirable actions in connection with the consummation of a Transfer pursuant to this Section 2.5, including using their respective reasonable efforts to obtain consents or approvals of the Board to such Transfer. In connection with a Transfer pursuant to this Section 2.5, the Non-Dragging Stockholders shall not be required to make any representations or warranties for which such Stockholder would have personal liability in connection with such Transfer other than representations and warranties as to (and each Non-Dragging Stockholder shall execute an agreement for the benefit of the proposed transferee providing for representations and warranties as to) (i) such Non-Dragging Stockholder’s ownership of the shares of Capital Stock to be Transferred free and clear of all liens, claims and encumbrances, (ii) such Non-Dragging Stockholder’s power and authority to effect such Transfer and (iii) such matters pertaining to compliance with securities Laws as are relevant to determining whether an exemption from registration is available in connection with such Transfer; provided, however, for the avoidance of doubt the parties acknowledge that the consideration to be received by the Dragging Stockholders and the Non-Dragging Stockholders may consist of, among other things, an interest in an escrow account, a security or other consideration, the ultimate value of which may be dependent upon, among other things, the accuracy of representations and warranties relating to the Company and its business or the future performance of the Company.

(d) The closing of such purchase by the transferee of the Common Stock of the Non-Dragging Stockholders shall be on the same date that the transferee acquires securities from the Dragging Stockholders (it being acknowledged that (i) in no event shall the Dragging Stockholders be obligated to Transfer any securities and (ii) the Non-Dragging Stockholders shall not be obligated to Transfer any securities unless and until the Dragging Stockholders Transfer securities hereunder), provided that such Non-Dragging Stockholders have been given 20 days’ advance notice of such closing; provided further, however, that any such closing shall be delayed, to the extent required, until the next succeeding Business Day following the expiration of any required waiting periods under the HSR Act and the obtaining of all other governmental approvals reasonably deemed necessary by a party to such Transfer.

(e) If the Dragging Stockholders enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder who is not an Accredited Investor will, at the request and election of the Dragging Stockholders, either (i) appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to the Dragging Stockholders or (ii) agree to accept cash in lieu of any securities such Stockholder would otherwise receive in an amount equal to the fair market value of such securities as unanimously determined by the Board.

(f) The Dragging Stockholders shall have the right to require the Company to cooperate fully with potential acquirors of the Company in a prospective transaction pursuant to this Section 2.5 by taking all customary and other actions reasonably requested by such Persons or such potential acquirors, including making the Company’s and its subsidiaries’ properties, books and records, and other assets reasonably available for inspection by such potential acquirors and making the employees of the Company and its subsidiaries reasonably available for interviews.

(g) In connection with a Transfer pursuant to this Section 2.5, each Non-Dragging Stockholder shall promptly perform, whether before or after any such closing, such additional acts (including executing and delivering additional documents, the terms and conditions of which shall be no more burdensome to such Non-Dragging Stockholder than the terms and conditions of the documents executed by the Dragging Stockholders in connection with such Transfer) as are reasonably required to effect more fully the transactions contemplated by this Section 2.5.

(h) Notwithstanding anything in this Agreement to the contrary, if a Transfer of Capital Stock pursuant to this Section 2.5 is not consummated for whatever reason there shall be no liability on the part of SCF to the holders of Capital Stock or any other Person. The decision to effect a Transfer pursuant to this Section 2.5 by SCF is in the sole and absolute discretion of SCF.

2.6 Certain Limitations on Rights of First Refusal and Co-Sale. Notwithstanding anything to the contrary in this Article 2:

(a) if SCF owns 20% or more of the outstanding Common Stock at the time it proposes to Transfer any Capital Stock to a third Person (other than a Transfer that is subject to Section 2.5), then such Transfer of Capital Stock shall be subject to Section 2.4 and not the provisions of Section 2.3;

(b) if SCF owns less than 20% of the outstanding Common Stock at the time it proposes to Transfer any Capital Stock to a third Person (other than a Transfer that is subject to Section 2.5), then such Transfer of Capital Stock shall be subject to Section 2.3 and not the provisions of Section 2.4; and

(c) in the event that any Transfer of Common Stock by SCF is subject to Section 2.3 pursuant to Section 2.6(b) above, then the purchase right for the benefit of SCF pursuant to Section 2.3(b)(ii) shall not apply to such Transfer. For purposes of the foregoing clauses (a) and (b), “third Person” refers to a Person other than an Affiliate of SCF.

2.7 Conditions to Permitted Transfers; Continued Applicability of Agreement.

(a) As a condition to any Transfer permitted under this Agreement (other than a Transfer pursuant to Section 2.5), any transferee (including any transferee pursuant to an Involuntary Transfer) of Capital Stock shall be required, as a condition to closing any Transfer transaction, to become a party to this Agreement, by executing (together with such Person’s Spouse, if applicable) an Adoption Agreement in substantially the form of Exhibit A to this Agreement (the “Adoption Agreement”) and shall be deemed to be a Stockholder for all purposes under this Agreement. If any Person acquires Capital Stock from a Stockholder in such a Transfer, notwithstanding such Person’s failure to execute an Adoption Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of Law or otherwise), such Person and such shares of Capital Stock shall nevertheless be subject to this Agreement.

(b) As a condition to any Transfer by a Non-SCF Holder permitted under this Agreement, any transferee of Capital Stock held by such Non-SCF Holder shall be required to acknowledge and agree in writing that such shares of Capital Stock will be subject to the Company’s right of offset, if any, under the agreement pursuant to which such Stockholder acquired such Capital Stock in the event that the Company becomes entitled to indemnification from such Non-SCF Holder in accordance with the terms of such agreement.

(c) The Stockholders hereby acknowledge and agree that any Person that acquires shares of Common Stock pursuant to the exercise of options under the Incentive Plan or acquires shares of Common Stock pursuant to a restricted stock grant under the Incentive Plan shall be required to become a party to, and that such shares shall be subject to, this Agreement by executing (together with such Person’s Spouse, if applicable) an Adoption Agreement, and shall be entitled and subject to all of the rights and obligations of a Stockholder hereunder. The Company shall only issue and transfer options to acquire Common Stock to Persons who agree to become a party to this Agreement by executing (together with such Person’s Spouse, if applicable) an Adoption Agreement.

(d) The Stockholders hereby acknowledge and agree that (i) the Company may from time to time issue additional shares of Capital Stock to SCF, other Non-SCF Holders or Persons who are not then Stockholders, (ii) the Company may require any such recipient of Capital Stock (if such recipient is not then a party to this Agreement) to become a party to, and that such shares shall be subject to, this Agreement by executing (together with such Person’s Spouse, if applicable) an Adoption Agreement and (iii) such recipient shall thereafter be entitled and subject to all of the rights and obligations of a Stockholder hereunder.

(e) No shares of Capital Stock may be Transferred by a Person (other than pursuant to an effective registration statement under the Securities Act) unless such Person first delivers to the Company an opinion of counsel, if requested by the Company, which opinion of counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act, unless the Company waives the right to receive such opinion.

ARTICLE 3.

REGISTRATION OF STOCK

3.1 Registration Rights. The Company hereby grants to each Stockholder registration rights with respect to Common Stock set forth in Exhibit B hereto, and such Exhibit B is incorporated herein by reference.

ARTICLE 4.

OTHER MATTERS

4.1 Corporate Opportunity Matters. The Company shall not amend, modify or revoke the provisions set forth in Article Tenth of the Second Amended and Restated Certificate of Incorporation of the Company at any time while SCF holds Capital Stock. Each Stockholder hereby agrees to take all actions necessary or desirable to effect the foregoing sentence, including voting for or consenting to, or voting against or refusing to consent to, amendments to the Second Amended and Restated Certificate of Incorporation of the Company (whether effected by merger, consolidation or otherwise) in order to give effect to this Section 4.1.

4.2 VCOC Management Rights; Board Representation. As long as SCF owns at least 20% of the outstanding Common Stock, the Stockholders and the Company agree to take all action within their respective power, including, but not limited to, the voting of all Capital Stock entitled to vote, whether at a regular or special meeting of the stockholders of the Company or by the execution of written consents in lieu of such meetings, as shall be required to cause the Board to at all times to include at least two members designated by SCF (collectively, the “SCF Designees”). The rights set forth in this Section 4.2 are, in part, intended to satisfy the requirement of contractual management rights for purposes of qualifying the ownership interests of SCF in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations (the “Contractual Management Rights”), and in the event such rights are not satisfactory for such purpose or are lost by reason of the operation of this Agreement, the Company and SCF shall reasonably cooperate in good faith to agree upon mutually satisfactory Contractual Management Rights which satisfy such regulations. None of the SCF Designees or any other director who is also an officer of the Company will receive any consideration for serving on the Board prior to an Initial Public Offering. All of the SCF Designees and any other directors who are also officers of the Company will be entitled to reimbursement for reasonable out-of-pocket costs and expenses in attending meetings of the Board. The Stockholders and the Company agree to take all reasonable action within their respective power, including, but not limited to, the voting of all Capital Stock entitled to vote, whether at a regular or special meeting of the stockholders of the Company or by the execution of written consents in lieu of such meetings, as shall be required to cause the Board to at all times following 30 days after the date of this Agreement to include at least two members who are Independent Directors.

4.3 Financial Statements. The Company covenants that, until the consummation of an Initial Public Offering, it will deliver the following to any Stockholder, upon receipt of a written request addressed to the Secretary of the Company, as soon as the following are completed and available:

(a) consolidated statements of income, changes in stockholders’ equity and changes in the financial position of the Company for the most recently completed fiscal year, and a consolidated balance sheet of the Company as at the end of such most recently completed fiscal year, in each case audited for the Company by independent public accountants of recognized national standing selected by the Company, whose report shall state that such consolidated financial statements present fairly the results of operations, cash flows and financial position of the Company in accordance with GAAP on a basis consistent with prior periods except as noted therein and that the examination by such accountants has been made in accordance with generally accepted auditing standards; and

(b) consolidated statements of income, changes in stockholders’ equity and changes in the financial position of the Company for the most recently completed quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company as at the end of such quarterly period, all unaudited but prepared in accordance with GAAP on a basis consistent with past practice.

4.4 Confidentiality. Each Stockholder agrees that any information obtained by such Stockholder pursuant to Section 4.3 shall be maintained in confidence and shall not be divulged by such Stockholder or any of its Affiliates to any party unless the Company agrees to such disclosure or unless and until such information shall become public knowledge (other than by disclosure in breach of this Section 4.4) or as required by Law, including applicable securities laws and regulations; provided that, before such Stockholder or any of its Affiliates discloses any of the foregoing as may be required by law, such Person shall give the Company reasonable advance notice and take such reasonable actions as the Company may propose to minimize the required disclosure.

ARTICLE 5.

MISCELLANEOUS

5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) when delivered if delivered in person or sent by nationally recognized overnight or second day courier service, (b) upon transmission by fax if transmission is confirmed, or (c) three Business Days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company, addressed to:

Forum Energy Technologies, Inc.

8807 West Sam Houston Parkway North, Suite 200

Houston, TX 77040-5321

Attention: Chief Financial Officer

Facsimile: (713) 351-7997

if to a Stockholder, addressed to such Person at the address for notice set forth opposite such Person’s name on Annex 1,

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others in accordance with this Section 5.1.

5.2 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument adopted, executed and agreed to by the Company, SCF and the holders of a majority of the shares of Common Stock owned in the aggregate by the Non-SCF Holders; provided, however, that any amendment that imposes additional obligations on a party hereto shall require the consent of such party; provided further that Annex 1 hereto may be amended from time to time by the Company to reflect the ownership of the Capital Stock, and Exhibit B hereto may be amended in accordance with the terms of Section 12 thereof. In the event the Company is a party to a merger, consolidation or combination with another Person in which the Company is not the surviving entity (or survives as a subsidiary of another Person) and the Common Stock is converted or exchanged for common stock (or equivalent interests) of such other Person and this Agreement is not terminated pursuant to Section 5.8, all references in this Agreement to (i) “Common Stock” shall be deemed to mean common stock (or equivalent interests) of such other Person, (ii) “Capital Stock” shall be deemed to mean the capital stock of such other Person and (iii) “Company” shall mean such other Person. The terms of this Section 5.2 shall apply to all provisions of this Agreement other than the Registration Rights Agreement set forth on Exhibit B hereto.

5.3 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Stockholders and their respective heirs, legal representatives, successors, and assigns.

5.4 Governing Law. This agreement is governed by and shall be construed in accordance with the law of the state of Delaware without regard to the principles of conflicts of law thereof.

5.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by Law. Furthermore, in lieu of each such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable, including by reference to any applicable provision of the Former Agreement applicable to any Stockholder to the extent any provision of this Agreement is determined to be invalid or unenforceable as a result of any failure to obtain the approval of such Stockholder of any amendment and restatement of such Former Agreement with respect to such provision.

5.6 Legends.

(a) Each certificate for Common Stock shall include legends in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH OFFER, SALE, TRANSFER OR DISPOSITION IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT HAS BEEN PROVIDED TO THE COMPANY). THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY, AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) A restriction on transfer of shares set forth in such legends (a “Restriction”) shall cease and terminate as to any particular shares when, in the opinion of the Company and counsel reasonably satisfactory to the Company, such Restriction is no longer required. Whenever such Restriction shall cease and terminate as to any shares, the holder thereof shall be entitled to receive from the Company, without expense to such holder, new certificate(s) not bearing a legend stating such Restriction.

5.7 Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. This Agreement shall become effective when executed and delivered by the minimum necessary parties required pursuant to Section 5.2 of the Original Agreement, and regardless of whether all the listed signatories have executed this Agreement.

5.8 Termination. This Agreement (other than Article 3, Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.9, 5.11 and 5.14 and Exhibit B) shall terminate, and shall have no further force or effect, upon the consummation of (a) an Initial Public Offering, (b) the Company’s merger, combination or consolidation with a Qualified Public Company or a subsidiary of a Qualified Public Company, as long as the Stockholders receive solely cash and/or common stock (or an equivalent interest) of such Qualified Public Company in respect of their Common Stock, (c) the Company’s merger, combination or consolidation with another Person if holders of Common Stock receive solely cash in respect of their Common Stock in such merger, combination or consolidation or (d) the consummation of a transaction pursuant to Section 2.5; provided, however, that upon the consummation of a transaction pursuant to Section 2.5 or the Company’s merger, combination or consolidation with another Person in which, in any such case, holders of Capital Stock receive solely cash in respect of their Capital Stock in such transaction, merger, combination or consolidation, this Agreement shall terminate in its entirety. The Stockholders acknowledge and agree that following the termination of this Agreement pursuant to the previous sentence (other than pursuant to the proviso thereof), the Company may amend and restate this Agreement to be a stand-alone agreement of the Company, which shall include the substantive provisions of Article 3, Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.7, 5.9, 5.11 and 5.14 and Exhibit B, without any further action or approval by the Stockholders and such Registration Rights Agreement shall continue in full force and effect until terminated or amended pursuant to its terms. This Agreement shall continue in full force and effect until terminated pursuant to the previous sentence or otherwise amended pursuant to Section 5.2 of this Agreement.

5.9 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions hereof.

5.10 Entire Agreement. This Agreement, including any Annexes, Exhibits, Schedules or other attachments hereto, and the agreements referred to herein, contain the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect thereto.

5.11 Cumulative Rights. The rights of the Stockholders and the Company under this Agreement are cumulative and in addition to all similar and other rights of such parties under other agreements.

5.12 Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Stockholders and the Company. No such assignment shall relieve the assignor from any liability hereunder. Any purported assignment made in violation of this Section 5.12 shall be void and of no force and effect.

5.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Stockholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

5.14 Spouses. Each reference herein to the shares owned by a Stockholder includes the community property interest of such Stockholder’s spouse (if any) (each, a “Spouse”) in such shares. Each Spouse is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any community property interest such Spouse may now or hereafter own. Each Spouse agrees that the termination of his or her marital relationship with a Stockholder for any reason shall not have the effect of removing any shares of the Company otherwise subject to this Agreement from its coverage. Each Spouse’s awareness, understanding, consent and agreement are evidenced by the execution of this Agreement by such Spouse. In addition, each Spouse hereby acknowledges that the Company and the Parties may desire to amend this Agreement from time to time, and such Spouse hereby appoints his or her Spouse as his or her true and lawful proxy and attorney, with full power of substitution to enter into any such amendment to this Agreement. Such proxy is irrevocable and will survive the death, incompetency, and disability of such Spouse, provided that upon termination of this Agreement, the above authorized proxy shall become null and void. Each such Spouse agrees, for such Spouse and such Spouse’s heirs, executors, administrators, guardians and other personal representatives, to offer for sale all shares now owned or hereafter acquired by such Spouse upon the happening of the events and on the terms and conditions set forth in this Agreement.

5.15 No SCF Management/Financial Advisory Agreement. Neither SCF nor any of its Affiliates shall enter into any management, financial advisory or similar agreement with the Company or its subsidiaries without the consent or approval of at least a majority of the directors of the Board, excluding for this purpose the SCF Designees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

COMPANY:

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ C. Christopher Gaut

Name:	C. Christopher Gaut
Title:	Chief Executive Officer

STOCKHOLDERS:

By power of attorney on behalf of the Stockholders identified by an “*”on Annex 1

By:	/s/ C. Christopher Gaut

Name:	C. Christopher Gaut
Title:	Attorney-in-fact

Signature Page to

Amended and Restated Stockholders Agreement of

Forum Energy Technologies, Inc.

ANNEX 1

LIST OF STOCKHOLDERS AND SHARE OWNERSHIP

Annex-1

EXHIBIT A

FORM OF ADOPTION AGREEMENT

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Amended and Restated Stockholders Agreement of Forum Energy Technologies, Inc. (the “Company”) dated as of August     , 2010, as amended from time to time (the “Stockholders Agreement”), a copy of which is attached hereto. By the execution of this Adoption Agreement,             (“Transferee”) [and his or her spouse] agree[s] as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock from the Company or a Stockholder of the Company, subject to the terms and conditions of the Stockholders Agreement. Capitalized terms used herein without definition are defined in the Stockholders Agreement and are used herein with the same meanings set forth therein.

2. Agreement. Transferee [and his or her spouse] (a) agree[s] that the shares of Common Stock acquired by Transferee shall be bound by and subject to the terms of the Stockholders Agreement and (b) hereby join[s] in, and agree[s] to be bound by, the Stockholders Agreement with the same force and effect as if such Transferee [and his or her spouse] were originally parties thereto.

3. Notice. Any notice required or permitted by the Stockholders Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

EXECUTED AND DATED on this      day of         ,         .

TRANSFEREE:

By:
[Spouse:

[Name]]

Address for Notice:

Attention:
Facsimile:	( ) -

Exhibit A-1

EXHIBIT B

to

Amended and Restated Stockholders Agreement

(the “Agreement”)

dated as of August 2, 2010

by and among

Forum Energy Technologies, Inc.

and

the others parties thereto

REGISTRATION RIGHTS AGREEMENT

1. Definitions. In addition to the terms defined elsewhere in this Registration Rights Agreement, when used in this Registration Rights Agreement the following terms shall have the meanings indicated. All other capitalized terms used but not defined in this Registration Rights Agreement shall have the meaning assigned to such term in the Agreement.

“Demand Holder” means SCF and each transferee of SCF Registrable Securities directly or indirectly (in a chain of title) from SCF if such transferee to whom the right to request a Demand Registration under Section 2(a) has been expressly assigned in writing directly or indirectly (in a chain of title) from SCF as permitted by Section 9 hereof.

“Demand Registration” has the meaning set forth in Section 2(a)(i) below.

“Demand Request” has the meaning set forth in Section 2(a)(i) below.

“Disposing Holders” has the meaning set forth in Section 10.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means a Stockholder (as defined in the Agreement, but excluding any Person who executes this Registration Rights Agreement or a separate agreement to be bound by the terms hereof solely in his or her capacity as a Spouse of a Stockholder), including any Person to whom the Company issues Common Stock after the date hereof and prior to an Initial Public Offering and who executes and delivers an Adoption Agreement to the Company (unless the Company enters into an agreement denying such Person the registration rights described herein), who holds Registrable Securities; provided, however, that a Person shall cease to be a Holder after the IPO Lock-Up Date if and when such Person owns Common Stock and Common Stock Equivalents representing less than four percent of the outstanding Common Stock and such Person may dispose of all Registrable Securities then owned by such Person and all Registrable Securities then acquirable upon exercise of Common Stock Equivalents (assuming such Common Stock Equivalents were exercised or converted on a cashless basis) then owned by such Person pursuant to Rule 144(b) (or any successor rule) under the Securities Act, and in such case the Registrable Securities owned by such Person shall cease to be Registrable Securities; provided further, however, that a Person shall cease to be a Holder after the first anniversary of the consummation of an Initial Public Offering if the Company requests in writing that such Person confirm in writing that such Person remains a Holder and such Person fails to so confirm within 30 days of such notice.

Exhibit B-1

“Indemnified Party” has the meaning set forth in Section 7(c) below.

“Indemnifying Party” has the meaning set forth in Section 7(c) below.

“Inspectors” has the meaning set forth in Section 5(j) below.

“IPO Lock-Up Date” means the date that the Lock-Up Period set forth in Section 4(a) of this Registration Rights Agreement lapses in accordance with its terms in connection with an Initial Public Offering.

“Lock-Up Period” has the meaning set forth in Section 4(a) below.

“Material Adverse Effect” has the meaning set forth in Section 2(d) below.

“Non-SCF Registrable Securities” means the Common Stock issued to or acquired by any Non-SCF Holders, and any Common Stock into which Common Stock Equivalents held by a Non-SCF Holder have been or may be converted, exchanged or acquired and any other securities issued or issuable with respect to such securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, that after the IPO Lock-Up Date any Non-SCF Registrable Security will cease to be a Non-SCF Registrable Security when (a) a registration statement covering such Non-SCF Registrable Security has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (b) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (c) (i) it has been otherwise transferred, (ii) the Company has delivered a new certificate or other evidence of ownership for it not bearing any legend similar to that required pursuant to Section 5.6 of the Agreement and (iii) it may be resold without subsequent registration under the Securities Act or (d) it is held by a Person that is not a Holder in accordance with the provisos to the definition of Holder provided for herein.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Securities” has the meaning set forth in Section 3(b).

“Records” has the meaning set forth in Section 5(j) below.

“Registrable Securities” means the SCF Registrable Securities and the Non-SCF Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 6 below.

“Requesting Holders” means a Holder who makes a Demand Request pursuant to Section 2 below.

“Required Filing Date” has the meaning set forth in Section 2(a)(ii).

“SCF Registrable Securities” means the Common Stock issued to or acquired by SCF, including any Common Stock acquired by SCF from any Non-SCF Holder in accordance with

Exhibit B-2

the terms of the Agreement, and any Common Stock into which Common Stock Equivalents held by SCF have been converted, exchanged or acquired and any other securities issued or issuable with respect to such securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, that after the IPO Lock-Up Date any SCF Registrable Security will cease to be an SCF Registrable Security when (a) a registration statement covering such SCF Registrable Security has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (b) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (c)(i) it has been otherwise transferred, (ii) the Company has delivered a new certificate or other evidence of ownership for it not bearing any legend similar to that required pursuant to Section 5.6 of the Agreement and (iii) it may be resold without subsequent registration under the Securities Act, or (d) it is held by a Person that is not a Holder in accordance with the provisos to the definition of Holder provided for herein.

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

“Underwriter” means a securities dealer which purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

2. Demand Registration.

(a) Request for Registration.

(i) From and after 180 days following an Initial Public Offering, any Demand Holder may make a written request of the Company (a “Demand Request”) to have the Company effect a registration under the Securities Act (a “Demand Registration”) for the sale of all or part of their Registrable Securities. Following receipt of such Demand Request, the Company shall be required to use commercially reasonable efforts to effect such Demand Registration subject to the terms hereof; provided that the Registrable Securities proposed to be offered by the Requesting Holders in any such Demand Request must have a reasonably anticipated aggregate offering price of at least $20,000,000 net of underwriting discounts and commissions (or at least $10,000,000 if the Company is then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form)); and provided further that the Demand Holders shall be entitled to make no more than five Demand Requests pursuant to the foregoing provisions; and provided further that, the Company shall not be obligated to effect more than one Demand Registration at the request of any of the Demand Holders in any six-month period. After such time as the Company shall become eligible to use Form S-3 (or any comparable or successor form) for the registration under the Securities Act of any of its securities, any Demand Request by one or more Demand Holders with a reasonably anticipated aggregate offering price of at least $100,000,000 may be for a “shelf” registration pursuant to Rule 415 under the Securities Act; provided that if such Demand Holders request that any such “shelf” registration statement remain effective for a period in excess of two years, such “shelf” registration shall count as two Demand Requests for the purposes of this Section 2(a).

Exhibit B-3

(ii) Each Demand Request shall specify the number of shares of Registrable Securities proposed to be sold. Subject to Section 4(c), the Company shall use its best efforts to file under the Securities Act a registration statement on an appropriate form to effect the Demand Registration within 30 days if eligible to use Form S-3 (or any comparable or successor form), otherwise within 60 days if not so eligible, after receiving a Demand Request (the “Required Filing Date”) and shall use commercially reasonable efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing.

(b) Effective Registration and Expenses. A registration will not count as a Demand Registration until it has become effective (unless the Requesting Holders withdraw their Demand Request, in which case such demand will count as a Demand Registration unless (i) the Requesting Holders pay all Registration Expenses in connection with such withdrawn registration, (ii) during the registration process material adverse information regarding the Company is disclosed that was not known by such Requesting Holders at the time the request for such Demand Registration was made or (iii) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal); provided that if, after it has become effective, an offering of Registrable Securities pursuant to a registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration.

(c) Selection of Underwriters. The offering of Registrable Securities pursuant to a Demand Registration requested at a time when the Company is not then eligible to use Form S-3 (or any comparable or successor form) to register the sale of Common Stock requested by such Demand Registration shall be in the form of an underwritten offering. If the Requesting Holder so indicates, the Requesting Holder shall select the book-running managing Underwriter and such additional Underwriters to be used in connection with the offering; provided that such selections shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(d) Priority on Demand Registrations. If securities to be sold for the account of any Person (including the Company) other than a Requesting Holder are desired to be included in a Demand Registration and if the managing Underwriter(s) shall advise the Requesting Holders that the inclusion of such other securities will materially and adversely affect the price or success of the offering (a “Material Adverse Effect”), then all such securities to be included in such Demand Registration shall be limited to the securities which the managing Underwriter(s) believe can be sold without a Material Adverse Effect and shall be allocated first pro rata among the Requesting Holders and the holders of Piggyback Securities who properly requested to include Registrable Securities in such Demand Registration pursuant to Section 3 (based on the number of Registrable Securities held by such Persons) and second to the Company.

Exhibit B-4

3. Piggyback Registration.

(a) Piggyback Registration Rights. If the Company proposes to file a registration statement under the Securities Act with respect to an offering of any shares of Common Stock by the Company for its own account or for the account of any holder of Common Stock (including any Holder) (other than a registration statement on Form S-4 or Form S-8 or any substitute form that may be adopted by the SEC or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders or under an employee benefit plan), then the Company shall give written notice of such proposed filing to the Holders of the Registrable Securities as soon as practicable (but in no event less than 15 days before the anticipated filing date of such registration statement), and such notice shall offer such Holders the opportunity to register such number of Registrable Securities as each such Holder may request (a “Piggyback Registration”); provided, however, that if SCF elects not to register any Registrable Securities in an offering intended to be an Initial Public Offering, then no Holder shall be entitled hereunder to register any Registrable Securities in such Initial Public Offering. Each Holder of Registrable Securities agrees that the fact that such a notice has been delivered shall constitute confidential information and such Holder agrees not to disclose that such notice has been delivered or effect any public sale or distribution or Common Stock until the earlier of (i) the registration statement prepared in connection with such Piggyback Registration has been filed with the SEC and (ii) 20 days after the date of such notice. Subject to Section 3(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Securities requested to be included in the registration for such offering by written notice to the Company within 15 days of receipt (in accordance with Section 5.1 of the Agreement) of the Company’s notice referred to above; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration for its own account prior to effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include any Registrable Securities in such registration. Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof. In connection with any filing of a “shelf” registration statement on Form S-3 (or any comparable or successor form) by the Company for the offer and sale of securities by the Company from time to time pursuant to Rule 415, the piggyback registration rights contemplated by this Section 3 for all Holders of Registrable Securities shall apply only at the time that such “shelf” registration statement is filed by the Company and not in connection with each offering of securities from such “shelf” registration statement; provided, however, that any Holder of Registrable Securities that exercises its Piggyback Registration rights with respect to the filing of such “shelf” registration statement shall be permitted to be included in any such offering of securities by the Company from such “shelf” registration statement as though such offering were the filing of a new registration statement for purposes of this Section 3.

(b) Priority on Piggyback Registration. The Company shall use commercially reasonable efforts to cause the managing Underwriter(s) of a proposed underwritten offering to permit the Registrable Securities requested to be included in the registration statement for such offering under Section 3(a) (“Piggyback Securities”) to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, the Company shall not be required to include any Holder’s Piggyback Securities in such offering unless such Holder accepts the terms of the underwriting agreement between the Company and

Exhibit B-5

the managing Underwriter(s) and otherwise complies with the provisions of Section 8 below. If the managing Underwriter(s) of a proposed underwritten offering advise(s) the Company that in their opinion the total amount of securities, including Piggyback Securities, to be included in such offering is sufficiently large to cause a Material Adverse Effect, then in such event the securities to be included in such offering shall be allocated (i) if such registration statement is not pursuant to a Demand Request then first to the Company, and then, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without any such Material Adverse Effect, pro rata among the Holders of Piggyback Securities on the basis of the number of Registrable Securities then held by each such Holder or (ii) if such registration statement is pursuant to a Demand Request, then as provided in Section 2(d).

4. Holdback Agreements.

(a) Restrictions on Public Sale by Holder of Registrable Securities. In connection with any underwritten public offering of equity securities by the Company or any Holder of Registrable Securities effected pursuant to this Registration Rights Agreement, each Holder of Registrable Securities agrees not to effect any public sale or distribution of securities similar to those being registered or of any securities convertible into or exchangeable or exercisable for such securities or hedging transactions relating to the Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the period beginning 14 days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 180 days with respect to the Initial Public Offering or 90 days with respect to any offering subsequent to the Initial Public Offering, beginning on the date of such final prospectus (or prospectus supplement if the offering is made pursuant to a “shelf” registration statement) as shall be reasonably requested by the managing Underwriter(s) except as part of such registration (the “Lock-Up Period”); provided, however, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the managing Underwriter(s) of such underwritten public offering waive, in writing, such extension. If and to the extent requested by the managing Underwriter(s), each such Holder of Registrable Securities agrees to execute an agreement to the foregoing effect with the Underwriters for such offering on such terms as the managing Underwriter(s) shall reasonably request (with such modification as reasonably requested by such managing Underwriter(s) to take into consideration then existing rules of an applicable securities exchange regarding research analyst publications). Notwithstanding the foregoing, in no event shall any Holder of Registrable Securities be restricted at any time after the IPO Lock-Up Date from effecting any public sale or distribution of securities pursuant to this Section 4(a) for more than 150 days during any 12-month period.

(b) Restrictions on Public Sale by the Company. In connection with any underwritten public offering of equity securities by any Holder of Registrable Securities effected pursuant to this Registration Rights Agreement, the Company agrees not to effect any public sale or distribution of any securities similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities or hedging transactions relating to such

Exhibit B-6

securities, during the Lock-Up Period as shall be reasonably requested by the managing Underwriter(s) except as part of such registration as permitted hereby; provided, however, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the managing Underwriter(s) of such underwritten public offering waive, in writing, such extension.

(c) Deferral of Filing. The Company may defer the filing (but not the preparation) of a registration statement required by Section 2 if (i) at the time the Company receives the Demand Request, (A) the Company or any of its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed) and the Board determines in good faith that such disclosure would be materially detrimental to the Company or (B) the Company has experienced some other material non-public event or is in possession of material non-public information concerning the Company, and the Board determines in good faith that such disclosure would be materially detrimental to the Company, until a date not later than 60 days after the Required Filing Date or (ii) prior to receiving such Demand Request, the Board had determined to effect a registered underwritten public offering of the Company’s equity securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting or entering into a letter of intent with the managing Underwriter(s) for such offering) and is proceeding with reasonable diligence to effect such offering, until a date not later than the end of the Lock-Up Period referred to in Section 4(a) above with respect to such offering. A deferral of the filing of a registration statement pursuant to this Section 4(c) shall be lifted, and the requested registration statement shall be filed as soon as reasonably practicable, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 4(c), the Company shall promptly, upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by the Chief Executive Officer of the Company stating that the Company is deferring such filing pursuant to this Section 4(c) and the basis therefor in reasonable detail. Within 20 days after receiving such certificate, the Holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such request by giving notice to the Company. If withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Registration Rights Agreement. The Company may defer the filing of a Demand Registration pursuant to this Section 4(c) only two times during any 12 month period. Nothing in this paragraph shall affect the rights of the Holders under Section 3 to participate in any such Demand Registration at such time as the filing deferral is lifted in accordance with this Section 4(c).

Exhibit B-7

(d) Use, and Suspension of Use, of Shelf Registration Statement. If the Company has filed a “shelf” registration statement and has included Registrable Securities therein, the Company shall be entitled to suspend (but not more than an aggregate of 90 days in any 12-month period), for a reasonable period of time not in excess of 90 days, the offer or sale of Registrable Securities pursuant to such registration statement by any Holder of Registrable Securities if (i) a “road show” is not then in progress with respect to a proposed offering of Registrable Securities by such Holder pursuant to such registration statement and such Holder has not executed an underwriting agreement with respect to a pending sale of Registrable Securities pursuant to such registration statement and (ii) (A) the Company or any of its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required if such registration statement were used (but would not be required if such registration statement were not used) and the Board determines in good faith that such disclosure would be materially detrimental to the Company or (B) the Company has experienced some other material non-public event or is in possession of material non-public information concerning the Company, and the Board determines in good faith that such disclosure would be materially detrimental to the Company. In order to suspend the use of the registration statement pursuant to this Section 4(d), the Company shall promptly, upon determining to seek such suspension, deliver to the holders of Registrable Securities included in such registration statement, a certificate signed by the Chief Executive Officer of the Company stating that the Company is suspending use of such registration statement pursuant to this Section 4(d) and the basis therefor in reasonable detail. IN ADDITION, A HOLDER OF REGISTRABLE SECURITIES MAY NOT UTILIZE A SHELF REGISTRATION STATEMENT TO EFFECT THE SALE OF ANY SUCH REGISTRABLE SECURITIES UNLESS SUCH HOLDER HAS GIVEN THE COMPANY AT LEAST ONE BUSINESS DAY ADVANCE WRITTEN NOTICE OF THE DATE OR DATES OF A PROPOSED SALE OF SUCH REGISTRABLE SECURITIES BY SUCH HOLDER PURSUANT TO SUCH REGISTRATION STATEMENT (WHICH NOTICE MAY BE GIVEN AS OFTEN AS SUCH HOLDER DESIRES).

5. Registration Procedures. Whenever the Holders have requested that any Registrable Securities be registered pursuant to Section 2 hereof, the Company will, at its expense, use commercially reasonable efforts to effect the registration of such Registrable Securities under the Securities Act prior to the Required Filing Date, and in connection with any such request, the Company will as expeditiously as practicable:

(a) prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use commercially reasonable efforts and proceed diligently and in good faith to cause such filed registration statement to become effective under the Securities Act; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to all Selling Holders and to one counsel reasonably acceptable to the Company selected by the Selling Holders, copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel; provided further that in connection with a Demand Registration, the Company shall not file any registration statement or prospectus, or any amendments or supplements thereto, if the Requesting Holders who hold a majority of the Registrable Securities covered by such registration statement or their counsel shall reasonably object on a timely basis;

Exhibit B-8

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to Section 2 for a period (except as provided in the last paragraph of this Section 5) of not less than 270 consecutive days (or three years, or such shorter period as the Requesting Holders who hold a majority of the Registrable Securities covered by such registration may elect, if a “shelf” registration is requested) or, if shorter, the period terminating when all Registrable Securities covered by such registration statement have been sold (but not before the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended method of disposition by the Selling Holders thereof set forth in such registration statement; provided however that any Selling Holder that has been included on a “shelf” registration statement may request that such Seller Holder’s Registrable Securities be removed from such registration statement, in which event the Company shall promptly either withdraw such registration statement or file a post-effective amendment to such registration statement removing such Registrable Securities;

(c) furnish to each such Selling Holder such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder;

(d) notify the Selling Holders promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective under the Securities Act and each applicable state Law, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations or warranties of the Company or any of its subsidiaries contained in any agreement (including any underwriting agreement) contemplated by Section 5(i) below cease to be true and correct in any material respect, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

Exhibit B-9

(e) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(f) cooperate with the Selling Holders and the managing Underwriter(s) to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depositary Trust Company;

(g) use commercially reasonable efforts to register or qualify such Registrable Securities as promptly as practicable under such other securities or blue sky laws of such jurisdictions as any Selling Holder or managing Underwriter reasonably (in light of the intended plan of distribution) requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Selling Holder or managing Underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(h) use commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities, if any, as may be required of the Company to enable the Selling Holder or Selling Holders thereof to consummate the disposition of such Registrable Securities;

(i) enter into customary agreements (including an underwriting agreement in customary form with customary indemnification provisions) and take such other actions as are reasonably required or advisable in order to expedite or facilitate the disposition of such Registrable Securities, including providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any offering and to participate in customary “road show” presentations in connection with any underwritten offerings in substantially the same manner as they would in an underwritten primary registered public offering by the Company of its Common Stock, after taking into account the reasonable business requirements of the Company in determining the scheduling and duration of any road show;

(j) make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement. Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the

Exhibit B-10

securities of the Company or its Affiliates unless and until such is made generally available to the public (other than by such Selling Holder). Each Selling Holder of such Registrable Securities further agrees that it will, as soon as practicable upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(k) use commercially reasonable efforts to obtain a comfort letter or comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter(s) reasonably request(s);

(l) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(m) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted on any inter-dealer quotation system on which similar securities issued by the Company are then quoted;

(n) if any event contemplated by Section 5(d)(vi) above shall occur, as promptly as practicable prepare a supplement or amendment or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or promptly file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(o) cooperate and assist in any filing required to be made with FINRA and in the performance of any due diligence investigation by any underwriter, including any “qualified independent underwriter,” or any Selling Holder.

Notwithstanding anything contained herein to the contrary, the Company hereby agrees that (i) any Demand Registration that is a “shelf” registration pursuant to Rule 415 under the Securities Act shall contain all language (including on the prospectus cover page, the principal stockholders’ chart and the plan of distribution) as may be reasonably requested by a holder of Registrable Securities. The Company may require each Selling Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration. Notwithstanding anything herein to the contrary, the Company shall have the right to exclude from any offering the Registrable Securities of any Selling Holder who does not comply with the provisions of the immediately preceding sentence.

Exhibit B-11

Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(d)(vi) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(n) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies, then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5(b) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5(d)(vi) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 5(n) hereof.

6. Registration Expenses. Subject to the provisions in Section 2(b) above with respect to a withdrawn Demand Registration, in connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses (the “Registration Expenses”):

(a) all registration and filing fees (including with respect to filings to be made with FINRA);

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities);

(c) printing expenses;

(d) internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties);

(e) the fees and expenses incurred in connection with the listing on an exchange of the Registrable Securities if the Company shall choose, or be required pursuant to Section 5(m), to list such Registrable Securities;

(f) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters requested pursuant to Section 5(k) hereof);

(g) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration;

(h) reasonable fees and expenses of one counsel reasonably acceptable to the Company selected by the Selling Holders incurred in connection with the registration of such Registrable Securities hereunder; and

Exhibit B-12

(i) fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering pursuant to Rule 2720 of the FINRA Manual.

The Company shall not have any obligation to pay any underwriting fees, discounts, or commissions attributable to the sale of Registrable Securities or, except as provided by clause (b), (h) or (i) above, any out-of-pocket expenses of the Holders (or the agents who manage their accounts) or the fees and disbursements of any Underwriter.

7. Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder, each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the officers, directors, agents, general and limited partners, and employees of each Selling Holder and each such controlling Person from and against any and all losses, claims, damages, liabilities (joint or several), and expenses (including reasonable costs of investigation and attorneys’ fees) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon and in conformity with, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder’s behalf expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 7(a).

(b) Indemnification by Holder of Registrable Securities. Each Selling Holder agrees to indemnify and hold harmless each other Selling Holder, the Company, and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, agents and employees of each other Selling Holder, the Company and each such controlling Person to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information furnished in writing by such Selling Holder or on such Selling Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities. The liability of any Selling Holder under this Section 7(b) shall be limited to the aggregate cash and property received by such Selling Holder pursuant to the sale of Registrable Securities covered by such registration statement or prospectus.

(c) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person entitled to indemnification under Section 7(a) or 7(b) above (an “Indemnified Party”) in respect of which indemnity may be sought from any Person who has agreed to provide such indemnification under Section 7(a) or 7(b) above (an “Indemnifying Party”), the Indemnified Party shall give prompt written notice to the Indemnifying Party and the Indemnifying Party shall assume the defense

Exhibit B-13

thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable expenses of such defense. Such Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the Indemnifying Party fails promptly to assume the defense of such action or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and Indemnifying Party (or an Affiliate of the Indemnifying Party), and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not, in connection with any such action or proceeding or separate but substantially similar related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable at any time for the fees and expenses of more than one separate firm of attorneys (together in each case with appropriate local counsel). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action or proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

(d) Contribution. If the indemnification provided for in this Section 7 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such losses, claims, damages, liabilities and judgments as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person, and such Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Exhibit B-14

The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by any method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public (less any underwriting discounts or commissions) exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

8. Participation in Underwritten Registrations. No Holder may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Person entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Registration Rights Agreement.

9. Transfers of Registration Rights. The provisions hereof will inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, except as otherwise provided herein; provided, however, that the registration rights granted hereby may be transferred only (i) by operation of Law or (ii) to any Person to whom a Holder transfers Registrable Securities, provided that any such transferee shall not be entitled to rights pursuant to Section 2, 3 or 4 hereof unless such transferee of registration rights hereunder agrees to be bound by the terms and conditions hereof and executes and delivers to the Company an acknowledgment and agreement to such effect.

10. Information Rights in Private Sale. If any Demand Holders who then hold in the aggregate a minimum of 15% of the Fully-Diluted Common Stock (such Demand Holders, for purposes of this Section 10, being herein called the “Disposing Holders”) propose to Transfer in a private transaction Registrable Securities having a fair market value in excess of $20,000,000, as determined in good faith by such Disposing Holders, then held by such Disposing Holders, then, the Company shall afford to such Disposing Holders, such prospective transferees and their respective counsel, accountants, lenders and other representatives, full access during normal business hours to the properties, books, contracts, records and management of the Company in order that such parties may have full opportunity to make such investigations as they shall desire to make of the Company and shall, upon request, promptly furnish to such parties all other information concerning the Company as such parties may reasonably request in connection with such prospective transfer, in each case subject to such confidentiality restrictions or obligations as the Company may reasonably require; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

Exhibit B-15

11. Entire Agreement. The foregoing provisions of this Exhibit B and the provisions of the Agreement contain the entire understanding of the parties hereto and thereto respecting the subject matter hereof and supersede all prior agreements, discussions and understandings with respect thereto.

12. Miscellaneous; Amendment; Termination. The provisions of Sections 1.1, 1.2, 5.1, 5.3, 5.4, 5.5, 5.7, 5.9, 5.11 and 5.13 of the Agreement shall apply to this Registration Rights Agreement. The provisions of this Registration Rights Agreement may only be amended by the written consent of the Company and the Demand Holders (if the Demand Holders then own Registrable Securities); provided, however, that any amendment that has an adverse effect on the rights of, or imposes additional obligations on, the Holders other than the Demand Holders shall require the consent of such Holders other than the Demand Holders that hold in the aggregate at least 50% of the Registrable Securities then held by such Holders (if such Holders then own Registrable Securities). The Holders acknowledge and agree that any Person that becomes a Stockholder shall have the rights and obligations set forth in this Registration Rights Agreement and that such Person becoming a Stockholder shall be deemed not to be an amendment to this Registration Rights Agreement. The provisions of this Registration Rights Agreement shall terminate and be of no further force or effect as of and following the tenth anniversary of the date hereof; provided that the provisions of Section 7 of this Registration Rights Agreement shall survive for any sales of Registrable Securities prior to such date.

Exhibit B-16

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1, dated as of June 14, 2011 (this “Amendment”), is made to the Registration Rights Agreement attached as Exhibit B (the “Original Agreement”) to that certain Amended and Restated Stockholders Agreement, dated as of August 2, 2010, by and among Forum Energy Technologies, Inc., a Delaware corporation (“Company”), and the persons listed as “Stockholders” on the signature pages thereto. This Amendment is by and among the Company, SCF-V, L.P., a Delaware limited partnership (“SCF-V”), SCF-VI, L.P., a Delaware limited partnership (“SCF-VI”), and SCF-VII, L.P., a Delaware limited partnership (“SCF-VII” and together with SCF-V and SCF-VI, the “Demand Holders”).

RECITALS:

WHEREAS, the Company and the Demand Holders desire to amend the Original Agreement.

WHEREAS, pursuant to Section 12 of the Original Agreement, the Original Agreement may be amended by the written consent of the Company and the Demand Holders.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meaning ascribed to such terms in the Original Agreement.

ARTICLE II

AMENDMENT TO THE ORIGINAL AGREEMENT

Section 2.1 Amendment to Section 3(a) of the Original Agreement. The first sentence of Section 3(a) of the Original Agreement is hereby amended by inserting the following at the end of such sentence:

provided further, however, that in the case of an offering intended to be an Initial Public Offering, the Company shall not be obligated to provide written notice of any proposed filing of a registration statement to the Holders of the Registrable Securities until no less than 15 days before the anticipated filing date of a registration statement (or a pre-effective amendment thereof) that first identifies SCF as a selling stockholder in such registration statement.

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ARTICLE III

GENERAL PROVISIONS

Section 3.1 Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, the terms of the Original Agreement remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Original Agreement, the terms of this Amendment shall prevail and govern.

Section 3.2 Severability. If any provision of this Amendment or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Amendment and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by Law. Furthermore, in lieu of each such invalid or unenforceable provision, there shall be added automatically as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provisions as may be possible and be legal, valid and enforceable.

Section 3.3 Amendment; Entire Agreement. Whenever the Agreement is referred to in the Original Agreement or in any other agreement, documents and instruments, such reference shall be deemed to be to the Original Agreement as amended by this Amendment. The Original Agreement, as amended by this Amendment, and the exhibits and schedules thereto and the documents, information supplied in writing, and instruments referred to therein, constitute the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and thereof.

Section 3.4 Governing Law. This Amendment is governed by and shall be construed in accordance with the law of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 3.5 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF, the parties to this Amendment have caused it to be duly executed as of the date first above written.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ C. Christopher Gaut
Name:	C. Christopher Gaut
Title:	Chief Executive Officer

SCF-V, L.P.

By:	SCF-VI, G.P, Limited Partnership, its general partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ David C. Baldwin
Name:	David C. Baldwin
Title:	Managing Director

SCF-VI, L.P.

By:	SCF-VI, G.P, Limited Partnership, its general partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ David C. Baldwin
Name:	David C. Baldwin
Title:	Managing Director

Signature Page to Amendment No. 1 to Registration Rights Agreement

SCF-VII, L.P.

By:	SCF-VII, G.P, Limited Partnership, its general partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ David C. Baldwin
Name:	David C. Baldwin
Title:	Managing Director

Signature Page to Amendment No. 1 to Registration Rights Agreement